UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 3, 2006

COUGAR BIOTECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51473	20-2903204
(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Blvd, Suite 1200
Los Angeles, CA 90024
(Address of principal executive offices) (Zip Code)

(310) 943-8040
(Registrant’s telephone number, including area code)

SRKP 4, INC.
10940 Wilshire Blvd, Suite 600
Los Angeles, CA 90024
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The disclosures set forth under Item 2.01 hereof are hereby incorporated by reference in this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Pursuant to an Agreement and Plan of Merger dated February 27, 2006 (the “Merger Agreement”), by and among SRKP 4, Inc. (referred to herein as the “Company,” “SRKP” or the “Registrant”), SRKP Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“MergerCo”), and Cougar Biotechnology, Inc., a Delaware corporation (“Cougar”), MergerCo merged with and into Cougar, with Cougar remaining as the surviving entity and a wholly owned operating subsidiary of the Company. This transaction is referred to throughout this report as the “Merger.” The Merger was effective as of April 3, 2006, upon the filing of a certificate of merger with the Delaware Secretary of State.

At the effective time of the Merger, the legal existence of MergerCo ceased and all of the 11,994,229 shares of Cougar common stock, par value $.001 per share (the “Cougar Common Stock”), and 24,698,022 shares of Cougar preferred stock, par value $.001 per share (the “Cougar Preferred Stock”), that were outstanding immediately prior to the Merger were cancelled, with one share of Cougar Common Stock issued to the Company. Simultaneously, the Company issued to the former holders of Cougar Common Stock and Cougar Preferred Stock, in consideration of their capital stock of Cougar, an aggregate of 4,607,105 shares of the Company’s common stock, par value $.0001 per share (“Common Stock”) and 9,486,752 shares of the Company’s Series A Preferred Stock, par value $.0001 per share (“Preferred Stock”). In addition, all securities convertible or exercisable into shares of Cougar capital stock outstanding immediately prior to the Merger (excluding the Cougar Preferred Stock) were cancelled, and the holders thereof received similar securities for the purchase of an aggregate of 2,327,299 shares of the Common Stock.

Contemporaneously with the closing of the Merger, pursuant to the terms of a Redemption Agreement dated February 27, 2006 by and among the Company and its then-current stockholders, the Company completed the closing of a redemption of an aggregate of 2,700,000 shares of Common Stock (the “Redemption”) from its former stockholders in consideration of an aggregate of $200,000 less (i) the aggregate amount of fees, costs and expenses of SRKP’s attorneys, accountants and other service providers incurred by SRKP on or prior to the effective time (“SRKP Professional Fees”) and (ii) an aggregate of $12,500 to be paid to such former stockholders on a pro rata basis in satisfaction of an outstanding obligation of the Company to such former stockholders. The 2,700,000 shares constituted all of the issued and outstanding shares of the Company’s capital stock, on a fully-diluted basis, immediately prior to the Merger. The Company’s entry into the Redemption Agreement was disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2006, which is hereby incorporated by reference, including the copy of the Redemption Agreement filed as Exhibit 10.2 thereto.

As a condition to the Merger, SRKP entered into an Indemnity Agreement dated April 3, 2006 with its former officers and directors, pursuant to which the Company agreed to indemnify such former officers and directors for actions taken by such officers and directors in their official capacities relating to the consideration, approval and consummation of the Merger. A copy of the Indemnity Agreement is filed herewith as Exhibit 10.1, and is incorporated hereby by reference.

Upon completion of the Merger and the Redemption, the former stockholders of Cougar held 100% of the outstanding shares of capital stock of the Company. Accordingly, the Merger represents a change in control of the Company. As of the date of this report, there are 4,607,105 shares of Common Stock and 9,486,752 shares of Preferred Stock outstanding.

For accounting purposes, the Merger has been accounted for as a reverse acquisition with Cougar as the accounting acquirer (legal acquiree) and SRKP as the accounting acquiree (legal acquiror). Upon effectiveness of the Merger, Cougar’s business plan became the business plan of the Company.

The Merger Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2006, and is incorporated herein by reference. The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the Merger Agreement.

On April 6, 2006, the Company’s Board of Directors approved a transaction pursuant to which Cougar merged with and into the Company, leaving the Company as the surviving corporation. In connection with this merger, the Company relinquished its corporate name and assumed in its place the name “Cougar Biotechnology, Inc.” The merger and name change became effective on April 6, 2006, upon the filing of a Certificate of Ownership with the Delaware Secretary of State.  The Certificate of Ownership is filed as Exhibit 3.2 hereto, and is incorporated herein by reference.

Unless otherwise provided in this current report, all references in this current report to “we,” “us,” “our company,” “our,” or the “Company” refer to the combined Cougar Biotechnology, Inc. entity.

Description of Business of Cougar Biotechnology, Inc.

Cougar was incorporated in Delaware on May 14, 2003, and is a development stage biopharmaceutical company based in Los Angeles, California that in-licenses and develops novel therapeutics for the treatment of cancer. Cougar’s strategy is to license technologies that have previously been tested in clinical trials, enabling it to obtain an initial indication of the drug’s safety and biological activity in humans before committing capital to the drug’s development. Cougar does not conduct any drug discovery activities and limits its involvement with preclinical research activity. Cougar currently owns the rights to three clinical stage oncology drug candidates. Cougar has attracted a management team, Board of Directors and Scientific Advisory Board experienced in biotechnology, pharmaceuticals and cancer treatment.

CB7630

In April 2004, Cougar exclusively licensed the worldwide rights to CB7630 (abiraterone acetate) from BTG plc. CB7630 is an orally active targeted inhibitor of the steroidal enzyme 17a-hydroxylase/C17,20 lyase, a cytochrome p450 complex that is involved in testosterone production. In preclinical studies, CB7630 has demonstrated the ability to selectively inhibit the target enzyme, reducing levels of testosterone production in both the adrenals and the testes that is believed to stimulate the growth of prostrate cancer cells.

In Phase I trials performed by the Centre for Cancer Therapeutics, Institute of Cancer Research (Sutton, United Kingdom), and Royal Marsden NHS Trust (Sutton, United Kingdom), CB7630 was administered as a single agent to 26 patients with prostate cancer. Cougar believes that the data from these clinical studies indicate that: 1) CB7630, at an oral dose of 800mg, can successfully suppress testosterone levels to the castrate range; 2) CB7630 can suppress testosterone produced by both the testes and the adrenals; and 3) CB7630 is well tolerated with an acceptable toxicity profile. The results from these Phase I studies of CB7630 were published in the British Journal of Cancer in June 2004.

In December 2005, Cougar initiated a Phase I/II trial of CB7630 for the treatment of advanced prostate cancer. The Phase I/II trial is being conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden Hospital in the United Kingdom. The Phase I/II study is an open label, dose escalating study to evaluate the safety and efficacy of CB7630 administered daily to patients with chemotherapy-naïve hormone refractory prostate cancer (HRPC) with a rising PSA (prostate specific antigen) despite hormonal therapy.

In addition, in February 2006, Cougar announced that its Investigational New Drug Application for CB7630 had been approved by the US Food and Drug Administration. The Company anticipates that a Phase I trial of CB7630 as a second line hormonal agent for advanced prostate cancer patients that have failed treatment with first line hormone therapy will be initiated in the first half of 2006.

Additional clinical studies are currently being planned.

CB3304

In March 2004, Cougar exclusively licensed the worldwide rights to CB3304 (noscapine), an orally active alkaloid derived from opium. Preclinical studies have demonstrated that CB3304 has anti-tumor activity and acts as an inhibitor of microtubule dynamics. Therefore, Cougar believes that CB3304 has potential applications in the treatment of a number of different tumor types where tubulin binding agents are known to have activity. These tumor types include, but are not limited to, non-Hodgkin’s lymphoma, multiple myeloma, breast cancer, lung cancer, ovarian cancer and prostate cancer.

In December 2005, Cougar announced positive interim data from an ongoing Phase I trial of CB3304 in patients with relapsed or refractory non-Hodgkin’s lymphoma. The trial is an open label dose escalating study, being conducted at the University of Southern California Norris Comprehensive Cancer Center, where cohorts of patients with relapsed/refractory non-Hodgkin’s lymphoma (NHL) or chronic lymphocytic leukemia (CLL/SLL) were treated at one of three different dose levels involving total daily doses of 1 g, 2 g, and 3 g per day. At each dose level, noscapine was administered orally on a three times a day schedule for 49 days. In the trial, responses for NHL patients were evaluated using the International Working Group Response Criteria for NHL and responses for CLL patients were evaluated using the NCI Working Group criteria. For both NHL and CLL patients, toxicity was graded according to the NCI common toxicity criteria (CTC).

At this interim analysis, 12 patients with a median age of 65 years (range 38-71) have been accrued. Four subjects had CLL/SLL, 2 had mantle cell lymphoma, one had follicular grade III-lymphoma, 4 had diffuse large cell lymphoma (DLC), and one had lymphoplasmacytic low grade lymphoma. These interim results suggest:

•
Of the 10 patients that are evaluable for response, one patient with follicular grade III disease has had a partial response. This patient initially demonstrated stabilization of their disease for a period of approximately four years before achieving a partial response. In addition, two patients, one with mantle cell lymphoma and one with DLC have demonstrated stable disease of duration 30 days and 77 days, respectively.

•	CB3304 has been well tolerated, with no grade 3 or 4 hematological toxicities. One grade 3 neurotoxicity consisting of depressed level of consciousness was experienced at the 3 gram dose level.

•	A larger study of noscapine is warranted to evaluate the efficacy of the compound in patients with lymphoma.

In December 2005, Cougar also announced results from preclinical experiments that it believes demonstrate the effectiveness of CB3304 for the treatment of NHL and multiple myeloma and that warrant continued development of the drug in hematological malignancies. The preclinical studies demonstrate that CB3304 exhibits potent antitumor activity against NHL and myeloma in vitro, as well as in vivo in xenograft models. More specifically, the in vitro studies demonstrated that following exposure to CB3304, the OPM2 (multiple myeloma), H9 (T cell lymphoma) and RL (B cell lymphoma) tumor cell lines exhibited an IC50 of approximately 30 nM, 700 nM, and 500 nM for the OPM2, H9 and RL lines, respectively. Treatment with noscapine resulted in the induction of apoptosis in each of the cell lines tested. Additionally, in vivo studies demonstrated that in xenograft models, daily administration of noscapine resulted in tumor growth delays of between 30-80% of the control tumor volumes.

Due to the results of these preclinical studies, the clinical protocol for the ongoing Phase I trial of CB3304 has been amended in order to allow multiple myeloma patients to be enrolled in the trial in addition to NHL patients.

CB1089

In June 2005, Cougar exclusively licensed the worldwide rights to CB1089 (seocalcitol), a synthetic vitamin D analog. In prostate cancer clinical studies of a metabolite of vitamin D (calcitriol) given in combination with chemotherapy suggested that patients that received the combination of calcitriol plus chemotherapy had an improvement in their survival over the patients that received chemotherapy plus placebo without an increase in the toxicity of the chemotherapy. Preclinical studies in prostate cancer have shown that CB1089 is a more potent anti-cancer drug than calcitriol, which may result in better efficacy when used in combination therapy to treat prostrate cancer as opposed to calcitriol. We anticipate beginning clinical trials of CB1089 in prostate cancer in the second half of 2006.

Competition

The development and commercialization for new products to treat cancer is highly competitive, and there will be considerable competition from major pharmaceutical, biotechnology, and specialty cancer companies. Many of our competitors have substantially more resources than the Company, including both financial and technical. In addition, many of these companies have more experience than the Company in preclinical and clinical development, manufacturing, regulatory, and global commercialization. The Company is also competing with academic institutions, governmental agencies and private organizations that are conducting research in the field of cancer. Competition for highly qualified employees is intense.

Potential competitors to Cougar include, but are not limited to, Abbott Labs, Astrazeneca, Bristol Myers Squibb, Roche, Genzyme, Novacea, Kosan, Dendreon and Cell Genesys.

License Agreements and Intellectual Property

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates (CB7630, CB3304, CB1089, CB6604 and the noscapine analogs) and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents. See “Risk Factors - Risks Relating to Our Business - If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish,” below.

We will continue to depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

License Agreements

In April 2004, Cougar entered into an exclusive, worldwide license agreement with BTG plc for CB7630 (abiraterone acetate). Specifically, Cougar licensed US Patent No. 5,604,213, dated February 18, 1997 entitled “17-Substituted Steroids Useful in Cancer Treatment”, US Patent No. 5,618,807, dated April 8, 1997 entitled “Method for Preparing 17-Substituted Steroids useful in Cancer Treatment”, the corresponding foreign patents and two additional US patent applications. As consideration for the rights to abiraterone acetate, Cougar paid BTG an initial license fee of $923,100 and agreed to pay BTG an annual license maintenance fee of 150,000 pounds sterling (currently, approximately $288,000) until the first commercial sale of the licensed product. In addition, the license agreement requires the Company to make substantial payments upon the achievement of certain clinical and regulatory milestones. Should abiraterone acetate become commercialized, the Company will be obligated to pay to BTG an annual royalty based on net sales of the product. In the event that the Company sublicenses abiraterone acetate to a third party, the Company is obligated to pay royalties to BTG based on a fixed rate of fees or royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

In March 2004, Cougar entered into an exclusive, worldwide license agreement with Emory University for CB3304 (noscapine), CB6604 and the noscapine analogs. Specifically, Cougar licensed US Patent No. 6,376,516, dated April 23, 2002 entitled “Noscapine Derivatives, Useful as Anticancer Agents”, US Patent No. 6,673,814, dated January 6, 2004 entitled “Delivery Systems and Methods for Noscapine and Noscapine Derivatives, Useful as Anticancer Agents”, the corresponding foreign patent applications and additional US patent applications. As consideration for the rights to noscapine and the analogs of noscapine, Cougar paid Emory University an initial license fee of $72,435 and agreed to sponsor a Research Project involving the licensed technology in the amount of approximately $114,000. In connection with the License Agreement, the Company has agreed to make substantial payments to Emory University, payable upon the achievement of certain clinical and regulatory milestones. Should a product incorporating the licensed technology be commercialized, the Company will be obligated to pay to Emory University an annual royalty based on net sales of the product. In the event that the Company sublicenses the licensed technology to a third party, the Company will be obligated to pay royalties to Emory University based on a fixed rate of fees or royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

In June 2005, Cougar entered into an exclusive, worldwide license agreement with LEO Pharma A/S for CB1089 (seocalcitrol). Specifically, Cougar licensed US Patent No. 5,190,934, dated April 7, 1990, US Patent No. 6,310,226, dated October 30, 2001, the corresponding foreign patents and certain additional foreign patent applications. As consideration for the rights to seocalcitrol, Cougar paid LEO Pharma A/S an initial license fee of $250,000. In addition, the license agreement requires the Company to make substantial payments upon the achievement of certain clinical and regulatory milestones. Should seocalcitrol become commercialized, the Company will be obligated to pay to LEO Pharma A/S an annual royalty based on net sales of the product. In the event that the Company sublicenses seocalcitrol to a third party, the Company is obligated to pay royalties to LEO Pharma A/S based on a fixed rate of fees or royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

Government Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the “FDCA,” and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending New Drug Applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process. None of our drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. include:

•	preclinical laboratory tests, animal studies, and formulation studies;

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs”; and

•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. The Company cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential Phases, but the Phases may overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that Phase I, Phase II, or Phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, the Company or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as Special Protocol Assessment. These agreements may not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration, and companies cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. A company cannot be sure that any of its drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced.

Section 505(b)(2) of the FDCA allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or a prior FDA approval of an NDA for a related drug. This procedure potentially makes it easier for generic drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require post-marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before a company can market products for additional indications, it must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. A company cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements. Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Employees

As of the date of this Report, Cougar had 3 employees, all of which are full-time. Cougar anticipates hiring up to 7 additional full-time employees devoted to research and development activities and up to 3 additional part-time employees for general and administrative activities over the next few years.

Description of Property

Commencing April 8, 2006, the Company’s corporate offices will be located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. Pursuant to an Office Lease dated October 31, 2005 by and between Cougar and Douglas Emmett Realty Fund 1997, we are required to make monthly lease payments of $18,671, with annual increases of approximately 3%. The office space is approximately 7,300 square feet, and the lease expires on February 28, 2011.

Legal Proceedings

Cougar is not currently involved in any material legal proceedings.

Cautionary Note Regarding Forward-Looking Statements

This report contains certain statements that are “forward-looking statements,” including, among other things, discussions of our business strategies, future operations and capital resources. Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believes” indicate forward-looking statements.

Forward-looking statements are included in the section of this report entitled “Description of Business of Cougar Biotechnology, Inc.” Although we believe that the expectations reflected in such forward-looking statements are generally reasonable, we cannot assure you that such expectations will ultimately prove to be correct. Generally, these statements relate to our business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated sales and revenues, expenses, projected future earnings and other aspects of operational results. All phases of our operations are subject to a number of uncertainties, risks and other influences, most of which are outside our control, and any one or combination of which could materially and adversely affect the results of our operations, and also, could affect whether any such forward-looking statements contained herein ultimately prove to be accurate. Important factors that could cause actual results to differ materially from our current expectations are summarized in the section captioned “Risk Factors” immediately following.

Risk Factors

We currently have no product revenues and will need to raise additional capital to operate our business. To date, we have generated no product revenues. Until, and unless, we receive approval from the U.S. Food and Drug Administration, or FDA, and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenues. Currently, our only product candidates are CB7630, CB3304, CB6604, the noscapine analogs and CB1089, and none of these products is approved by the FDA for sale. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand, licensing fees and grants, and potentially, future offerings. Currently, we believe we have cash on hand to fund our operations through December 2007. However, changes may occur that would consume our available capital before that time, including changes in and progress of our development activities, acquisitions of additional candidates and changes in regulation. We will need to seek additional sources of financing, which may not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable. We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the twelve months ended December 31, 2005, we had a net loss of $7,811,338 and since our inception in May 2003 through December 31, 2005, we have incurred a net loss of $11,349,849. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for product candidates;

•	seek regulatory approvals for product candidates;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We have a limited operating history upon which to base an investment decision. We are a development-stage company and have not demonstrated an ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:
•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our Company, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials of our product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

If we do not obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidate, we will not be able to sell our product candidates. We cannot assure you that we will receive the approvals necessary to commercialize any of our product candidates (CB7630, CB3304, CB6604, the noscapine analogs and CB1089), or any product candidate we acquire or develop in the future. We will need FDA approval to commercialize our product candidate in the U.S. and approvals from the FDA-equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidate in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA a New Drug Application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We may never obtain regulatory clearance for any of our product candidates (CB7630, CB3304, CB6604, the noscapine analogs and CB1089). Failure to obtain FDA approval of any of our product candidates will severely undermine our business by leaving us without a saleable product, and therefore without any source of revenues, until another product candidate can be developed. There is no guarantee that we will ever be able to develop or acquire another product candidate.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize our product candidate for sale outside the United States.

Our product candidates are in early stages of clinical trials. Each of our product candidates (CB7630, CB3304, CB6604, the noscapine analogs and CB1089), are in early stages of development and requires extensive pre-clinical and clinical testing. We cannot predict with any certainty if or when we might submit an NDA for regulatory approval for any of our product candidate or whether any such NDA will be accepted.

Clinical trials are very expensive, time-consuming and difficult to design and implement. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidate will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug, or IND, submissions or the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for future clinical trials.

The results of our clinical trials may not support our product candidate claims. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results. In addition, the initial clinical trial for CB7630 was performed outside the United States, and therefore, may not have been performed in accordance with standards normally required by the FDA and other regulatory agencies.

Physicians and patients may not accept and use our drugs. Even if the FDA approves one or more of our product candidates, physicians and patients may not accept and use it. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drug;

•	cost-effectiveness of our product relative to competing products;

•	availability of reimbursement for our product from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our drug-development program depends upon third-party researchers who are outside our control. We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

We will rely exclusively on third parties to formulate and manufacture our product candidate. We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We currently have no agreements for the commercial scale manufacture of our product candidates. We intend to enter into agreements with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If any of our current product candidates or any product candidates we may develop or acquire in the future receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so. We currently have no sales, marketing or distribution capabilities. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. Our future success depends, in part, on our ability to enter into and maintain collaborative relationships for such capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products in the United States or overseas.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer. The market for our product candidates is characterized by intense competition and rapid technological advances. If any of our product candidates receives FDA approval, it will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have oncology compounds already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive. The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Some of the drugs that we are attempting to develop, such as CB7630, CB3304, CB6604, the noscapine analogs and CB1089, will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the United States and abroad. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish. Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we hold certain exclusive patent rights, including rights under U.S. patent Nos. 5,604,213, 5,618,807, 6,376,516, 6,673,814, 5,190,935, 6,310,226 and U.S. patent applications as well as rights under foreign patents and patent applications. See “License Agreements & Intellectual Property” below. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	abandon an infringing drug candidate;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement. Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if one of our product candidates is approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover such drug. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for one of our products, once approved, market acceptance of such product could be reduced.

We may not successfully manage our growth. Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals. Our research and development activities may involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We rely on key executive officers and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace. We are highly dependent on our principal scientific, regulatory and medical advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed. We will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. In particular, over the next 12 months, we expect to hire up to seven new employees devoted to research and development. We expect that the hiring of such additional personnel will increase our annual expenditures by approximately $1,040,000. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits. The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators.

Management’s Discussion and Analysis or Plan of Operation

The following discussion of the financial condition and results of operation of Cougar Biotechnology, Inc. should read in conjunction with the financial statements and the notes to those statements included in this 8-K. This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Since the inception of Cougar Biotechnology, Inc. in May 2003, our efforts and resources have been focused primarily on acquiring and developing our pharmaceutical technologies, raising capital and recruiting personnel. We are a development stage company and have no product sales to date and we will not receive any product sales until we receive approval from the FDA or equivalent foreign regulatory bodies to begin selling our pharmaceutical candidates. Developing pharmaceutical products, however, is a lengthy and very expensive process. Assuming we do not encounter any unforeseen safety issues during the course of developing our product candidates, we do not expect to complete the development of a product candidate until approximately 2011. Currently, a large portion of the development expenses have related to our lead product candidate, CB-7630. As we proceed with the clinical development of CB-7630 and as we further develop CB-3304 and CB-1089, our second and third product candidates, respectively, our research and development expenses will further increase. To the extent we are successful in acquiring additional product candidates for our development pipeline, our need to finance further research and development will continue increasing. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development of the products. Our major sources of working capital have been proceeds from various private financings, primarily private sales of our common stock and other equity securities.

On April 3, 2006, SRKP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SRKP 4, Inc., a Delaware corporation (“SRKP”), merged with and into Cougar (the “Merger”), with Cougar remaining as the surviving corporation and a wholly owned subsidiary of SRKP 4, Inc. Cougar stockholders received, in exchange for all of the outstanding shares of capital stock in Cougar, shares of capital stock of SRKP representing 100% of the outstanding capital stock of SRKP, on a fully-diluted basis, after giving effect to the Merger and a redemption, contemporaneous with the closing of the Merger, of all shares of SRKP capital stock held by SRKP’s former stockholders immediately prior to the Merger. In addition, at the time of effectiveness of the Merger, the board of directors of SRKP was reconstituted, such that the directors of SRKP immediately prior to the Merger resigned and were replaced by the directors of Cougar immediately prior to the Merger. Further, upon the effective time of the Merger, the business of SRKP was abandoned and the business plan of Cougar was adopted. The transaction was therefore accounted for as a reverse acquisition with Cougar as the acquiring party and SRKP as the acquired party.

On April 6, 2006, our Board of Directors approved a merger of Cougar into the Company and changing our name to “Cougar Biotechnology, Inc.”  This merger was effected on April 6, 2006 upon the filing of a Certificate of Ownership with the Secretary of State of Delaware.  Accordingly, when we refer to our business and financial information relating to periods prior to the Merger, we are referring to the business and financial information of Cougar, unless otherwise indicated.

Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for regulatory and quality assurance support, licensing of drug compounds, and other expenses relating to the manufacture, development, testing and enhancement of our product candidates. We expense our research and development costs as they are incurred.

General and administrative expenses consist primarily of salaries and related expense for executive, finance and other administrative personnel, professional fees, business insurance, rent, general legal activities, and other corporate expenses.

Our results include non-cash compensation expense as a result of the issuance of stock and stock option grants. Compensation expense for options granted to employees and directors (excluding directors who are also scientific advisory board member or consultants) represents the difference between the fair value of our common stock and the exercise price of the options at the date of grant. We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” Compensation for options granted to consultants has been determined in accordance with SFAS No. 123 as the fair value of the equity instruments issued. The expense is included in the respective categories of expense in the statement of operations. We expect to record additional non-cash compensation expense in the future, which may be significant.

Results of Operations

Years Ended December 31, 2005 and 2004

General and administrative expenses: For the year ended December 31, 2005, general and administrative expense was $1,266,620 compared to $2,162,018 for the year ended December 31, 2004. This decrease of $895,398 is attributable to a decrease in licensing fees of $923,100, a reduction in payroll costs, including bonus, of $75,000 and a reduction in recruiting fees of approximately $42,000. The reduction in bonus expense resulted from one licensing agreement signed in 2005 compared to two agreements signed in 2004. The reduction in recruiting fees resulted from not hiring additional staff in 2005. We recorded a full year of directors and officers insurance and added general liability and clinical liability insurance in 2005, compared to only two months of directors and officers insurance in 2004, resulting in additional expenses of approximately $55,800. In late 2004 we increased the amount of office space rented as additional employees were hired, resulting in an increase in rent expense of approximately $25,800. In 2005 we incurred expenses of approximately $60,000 relating to a potential merger compared to $0 expense for that purpose in 2004.

Research and development expenses: For the year ended December 31, 2005, research and development expense was $6,256,700 compared to $1,018,171 for the year ended December 31, 2004, representing an increase of $5,238,529. For the year ended December 31, 2005, we incurred professional contract services associated with the development of our three lead compounds of approximately $4,404,450 compared to approximately $452,300 in 2004. Licensing fees of approximately $539,500 were incurred in 2005 resulting from the licensing of one compound ($250,000) and the payment of a license maintenance fee ($289,500). For year ended December 31, 2005, we recorded approximately $445,150 of stock-based compensation for consultants compared to approximately $14,700 in 2004. Payroll cost for the year ended December 31, 2005 increased approximately $259,600 resulting from a full year of payroll related expenses compared only 1.5 months of payroll related expenses in 2004. Also, in 2005 we forgave $48,000 of an employee advance made in 2004. Bonus expense for the year ended December 31, 2005 increased approximately $116,300 due to only recording 1.5 months of bonus expense in 2004. Scientific Advisory Board fees increased approximately $31,800 for the year ended December 31, 2005. Partially off-setting these increases was a reduction in recruiting fees of approximately $143,200 as no additional staff was hired in 2005.

Interest expense: For the year ended December 31, 2005 interest expense was approximately $299,300 as compared to $0 for the year ended December 31, 2004. During 2005 we sold promissory notes with warrants, convertible notes with warrants and secured a revolving credit facility. The interest expense includes a non-cash charge for amortization of note discounts of approximately $130,100, a non-cash charge for amortization of debt and note issuance cost of approximately $89,600 and accrued interest on the notes of approximately $51,400, interest charged by vendors of approximately $18,100 and interest on the credit facility of approximately $10,100.

Liquidity and Capital resources

From inception to December 31, 2005, we have incurred an aggregate net loss of $11,349,849, primarily as a result of expenses incurred through a combination of research and development activities related to the various technologies under our control and expenses supporting those activities.

We have financed our operations since inception primarily through equity and debt financing. During the year ended December 31, 2005, we experienced a decrease in cash and cash equivalents of $797,730. This decrease primarily resulted from net cash used on operating activities of $5,577,227 and net cash used in the purchase of fixed assets being partially offset by net proceeds of $4,784,162 from debt and note financing. Total cash resources as of December 31, 2005 were $1,040,864 compared to $1,838,594 at December 31, 2004.

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Through December 31, 2005, a significant portion of our financing has been through private placements of common stock and debt financing. We will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. Based on our resources at April 4, 2006, we believe that we have sufficient capital to fund our operations through December 2007, but will need additional financing thereafter until we can achieve profitability, if ever.

Financings

On July 15, 2005, we entered into a credit facility with a commercial bank that allows for borrowing under a line of credit of up to $1,000,000. The credit facility is guaranteed by a stockholder and member of our Board of Directors. In return for such guaranty, we granted the stockholder warrants to purchase a number of shares of Cougar common stock based on amount of the credit facility used by the Company. Prior to terminating the credit facility in 2006, we utilized up to $600,000 of the credit facility, and issued the stockholder a five-year warrant to purchase 82,613 shares of Cougar common stock at an exercise price of $3.18 per share in consideration of the guaranty.

On June 30, 2005, we issued unsecured promissory notes to six individuals, including a member of our Board of Directors, in the aggregate amount of $1,000,000 in consideration for aggregate proceeds to the Company of $1,000,000. In addition to the promissory notes, we issued the six individuals five-year warrants to purchase an aggregate of 137,689 shares of Cougar common stock at an exercise price of $3.18 per share.

In two closings on November 23, 2005 and January 24, 2006, Cougar sold an aggregate of $6,145,120 in aggregate principal amount of senior convertible notes (the “Bridge Notes”) to certain institutional and individual accredited investors in a private placement transaction (the “Bridge Offering”). Additionally, Cougar issued warrants to purchase an aggregate of 193,243 shares of Cougar Common Stock at an exercise price per share of $3.18 to our placement agents, and paid commissions and other offering-related expenses aggregating approximately $326,000. The principal balance of $6,145,120, together with accrued and unpaid interest of approximately $89,000 thereon, was automatically converted into Units of Cougar securities on April 3, 2006 at a price per share of $1.73, pursuant to the terms of the Private Placement described below. Accordingly, the holders of the Bridge Notes received an aggregate of 360,356 shares of Cougar Common Stock and 3,243,217 shares of Cougar Preferred Stock upon conversion. The holders of the Bridge Securities are entitled to piggy-back registration rights with respect to the shares of Cougar Common Stock issued or issuable upon conversion of such securities.

Contemporaneously with the closing of the Merger, we completed a private placement offering whereby we raised gross proceeds of approximately $39,650,000 through the sale of 20,939,034 shares of Series A Convertible Preferred Stock and 2,326,561 shares of Common Stock (the “Offering”). Additionally, on terms similar to that in the Offering, we sold 91,989 shares of Common Stock and 827,909 shares of Series A Preferred Stock in consideration of cash in the amount of approximately $600,000 and the cancellation of certain note obligations of the Company in the aggregate amount of  approximately $990,000, including principal and interest. Each share of the Series A Convertible Preferred Stock will be convertible, in whole or in part, at the option of the holder at any into shares of our common stock initially on a one-for-one basis and at an initial conversion price of $4.50 per share (as adjusted for the Merger). At our election, we may require each holder to convert its outstanding shares of the Series A Convertible Preferred Stock into shares of our common stock if the price per share of common stock trades at or above 200% of the Purchase price for a period of twenty consecutive trading days on any securities exchange, automated quotation system or any other over-the-counter market.

Current and Future Financing Needs

We have incurred negative cash flow from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts, our clinical trials, and our research and discovery efforts. Given the current and desired pace of clinical development of our three product candidates, over the next 12 months we estimate that that our research and development expenses will be approximately $12.8 million. We will need approximately $2.7 million for general administrative expenses for 2006.

However, the actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. These factors include the following:

•	The progress of our research activities;

•	the number and scope of our research programs;

•	the progress of our pre-clinical and clinical development activities;

•	the progress of the development efforts of parties with whom we have entered into research and development agreements;

•	our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;

•	the cost involved in prosecuting and enforcing patent claims and other intellectual property rights; and

•	the cost and timing of regulatory approvals.

We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner then planned or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of equity or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Plan of Operation

Our plan of operation for the year ending December 31, 2006 is to continue implementing our business strategy, including the clinical development of our three product candidates. We also intend to expand our drug candidate portfolio by acquiring additional drug technologies for development. We expect our principal expenditures during the next 12 months to include:

•	Operating expenses, including expanded research and development and general and administrative expenses; and

•	product development expenses, including the costs incurred with respect to applications to conduct clinical trials in the United States for our three products.

As part of our planned expansion, we anticipate hiring up to 7 additional full-time employees devoted to research and development activities and up to 3 additional full-time employees for general and administrative activities. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing. As indicated above, at our current and desired pace of clinical development of our three product candidates, during 2006 we expect to spend approximately $12.8 million on clinical development and research and development activities and expend approximately $2.5 million on general and administrative expenses and $242,000 on facilities rent.

Research and Development Projects

CB-7630. In April 2004, we exclusively licensed the worldwide rights to CB-7630 (abiraterone acetate) from BTG plc. CB-7630 is an orally active targeted inhibitor of the steroidal enzyme 17α-hydroxylase/C17,20 lyase, a cytochrome p450 complex that is involved in testosterone production. In preclinical studies, CB-7630 has demonstrated the ability to selectively inhibit the target enzyme, reducing levels of testosterone production in both the adrenals and the testes that is believed to stimulate the growth of prostrate cancer cells.

In Phase I trials performed by the Centre for Cancer Therapeutics, Institute of Cancer Research (Sutton, United Kingdom), and Royal Marsden NHS Trust (Sutton, United Kingdom), CB-7630 was administered as a single agent to 26 patients with prostate cancer. We believe that the data from these clinical studies indicate that: 1) CB-7630, at an oral dose of 800mg, can successfully suppress testosterone levels to the castrate range; 2) CB-7630 can suppress testosterone produced by both the testes and the adrenals; and 3) CB-7630 is well tolerated with an acceptable toxicity profile. The results from these Phase I studies of CB-7630 were published in the British Journal of Cancer in June 2004.

In December 2005, we initiated a Phase I/II trial of CB-7630 for the treatment of advanced prostate cancer. The Phase I/II trial is being conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden Hospital in the United Kingdom. The Phase I/II study is an open label, dose escalating study to evaluate the safety and efficacy of CB-7630 administered daily to patients with chemotherapy-naïve hormone refractory prostate cancer (HRPC) with a rising PSA (prostate specific antigen) despite hormonal therapy.

Through fiscal 2005, we have incurred approximately $5,962,700 of cost related to the development of CB-7630, of which $4,270,700 was incurred in fiscal 2005 and $1,692,000 was incurred in fiscal 2004. Currently, we anticipate that we will need to expend approximately an additional $4,900,000 to $5,400,000 in development costs in fiscal 2006 and at least an aggregate of approximately $50,000,000 to $75,000,000 until we receive FDA approval for CB-7630. Should we choose to continued development we expect that it will take an additional 6 to 8 years before we complete development and obtain FDA approval of CB-7630, if ever.

CB-3304. In March 2004, we exclusively licensed the worldwide rights to CB-3304 (noscapine), an orally active alkaloid derived from opium. Preclinical studies have demonstrated that CB-3304 has anti-tumor activity and acts as an inhibitor of microtubule dynamics. Therefore, we believe that CB-3304 has potential applications in the treatment of a number of different tumor types where tubulin binding agents are known to have activity. These tumor types include, but are not limited to, non-Hodgkin’s lymphoma, multiple myeloma, breast cancer, lung cancer, ovarian cancer and prostate cancer.

In December 2005, we announced positive interim data from an ongoing Phase I trial of CB-3304 in patients with relapsed or refractory non-Hodgkin’s lymphoma. The trial is an open label dose escalating study, being conducted at the University of Southern California Norris Comprehensive Cancer Center, where cohorts of patients with relapsed/refractory non-Hodgkin’s lymphoma (NHL) or chronic lymphocytic leukemia (CLL/SLL) were treated at one of three different dose levels involving total daily doses of 1 g, 2 g, and 3 g per day. At each dose level, noscapine was administered orally on a three times a day schedule for 49 days. In the trial, responses for NHL patients were evaluated using the International Working Group Response Criteria for NHL and responses for CLL patients were evaluated using the NCI Working Group criteria. For both NHL and CLL patients, toxicity was graded according to the NCI common toxicity criteria (CTC).

At this interim analysis, 12 patients with a median age of 65 years (range 38-71) have been accrued. Four subjects had CLL/SLL, 2 had mantle cell lymphoma, one had follicular grade III lymphoma, 4 had diffuse large cell lymphoma (DLC), and one had lymphoplasmacytic low grade lymphoma. These interim results suggest:

•
Of the 10 patients that are evaluable for response, one patient with follicular grade III disease has had a partial response. This patient initially demonstrated stabilization of their disease for a period of approximately four years before achieving a partial response. In addition, two patients, one with mantle cell lymphoma and one with DLC have demonstrated stable disease of duration 30 days and 77 days, respectively.

•	CB-3304 has been well tolerated, with no grade 3 or 4 hematological toxicities. One grade 3 neurotoxicity consisting of depressed level of consciousness was experienced at the 3 gram dose level.

•	A larger study of noscapine is warranted to evaluate the efficacy of the compound in patients with lymphoma.

In December 2005, we also announced results from preclinical experiments that we believe demonstrate the effectiveness of CB-3304 for the treatment of NHL and multiple myeloma and that warrant our continued development of the drug in hematological malignancies. The preclinical studies demonstrate that CB-3304 exhibits potent antitumor activity against NHL and myeloma in vitro, as well as in vivo in xenograft models. More specifically, the in vitro studies demonstrated that following exposure to CB-3304, the OPM2 (multiple myeloma), H9 (T cell lymphoma) and RL (B cell lymphoma) tumor cell lines exhibited an IC50 of approximately 30 nM, 700 nM, and 500 nM for the OPM2, H9 and RL lines, respectively. Treatment with noscapine resulted in the induction of apoptosis in each of the cell lines tested. Additionally, in vivo studies demonstrated that in xenograft models, daily administration of noscapine resulted in tumor growth delays of between 30-80% of the control tumor volumes.

Through fiscal 2005, we have incurred approximately $812,200 of cost related to the development of CB-3304, of which $526,700 was incurred in fiscal 2005 and $285,500 was incurred in fiscal 2004. Currently, we anticipate that we will need to expend approximately an additional $2,000,000 to $2,600,000 in development costs in fiscal 2006 and at least an aggregate of approximately $50,000,000 to $75,000,000 until we receive FDA approval for CB-3304. Should we choose to continued development we expect that it will take an additional 6 to 8 years before we complete development and obtain FDA approval of CB-3304, if ever.

CB-1089. In June 2005, we exclusively licensed the worldwide rights to CB-1089 (seocalcitol), a synthetic vitamin D analog. In prostate cancer, clinical studies of a metabolite of vitamin D (calcitriol) given in combination with chemotherapy suggested that patients that received the combination of calcitriol plus chemotherapy had an improvement in their survival over the patients that received chemotherapy plus placebo without an increase in the toxicity of the chemotherapy. Preclinical studies in prostate cancer have shown that CB-1089 is a more potent anti-cancer drug than calcitriol, which may result in better efficacy when used in combination therapy to treat prostrate cancer as opposed to calcitriol. We anticipate beginning a Phase II clinical trial of CB-1089 in prostate cancer in the second half of 2006.

Through fiscal 2005, we have incurred approximately $375,000 of cost related to the development of CB-1089, of which $375,000 was incurred in fiscal 2005 and $0 was incurred in fiscal 2004. Currently, we anticipate that we will need to expend approximately an additional $1,900,000 to $2,400,000 in development costs in fiscal 2006 and at least an aggregate of approximately $50,000,000 to $75,000,000 until we receive FDA approval for CB-1089. Should we choose to continued development we expect that it will take an additional 6 to 8 years before we complete development and obtain FDA approval of CB-1089, if ever.

License Agreement Obligations

CB-3304. On February 23, 2004, we entered into a license agreement (the “License Agreement”) with Emory University (“Emory”) for the worldwide, exclusive rights to discover, develop, have made, use, sell, have sold, offer for sale and import the products described in Emory’s intellectual property portfolio for noscapine and analogs of noscapine. The License Agreement terminates upon the date of the last to expire patent contained in the licensed technology. In consideration for the rights under the License Agreement, we paid Emory an initial license fee of $72,435 in 2004. We sponsored a research project involving the licensed technology in the amount of approximately $114,000 of which $28,688 and $85,312 were paid in 2005 and 2004, respectively. In connection with the license agreement, we has agreed to future milestone payments to Emory for the first technology from the intellectual property portfolio in the aggregate of up to $3,500,000, payable upon the achievement of certain clinical and regulatory milestones. Should a product incorporating the licensed technology be commercialized, we will be obligated to pay to Emory an annual royalty based on net sales of the product. In the event that we sublicense the licensed technology to a third party, we will be obligated to pay royalties to Emory based on a fixed rate of fees or royalties received from the sublicense.

CB-7630. Effective April 20, 2004, we entered into a license agreement with BTG International, LTD. (“BTG”) for the exclusive worldwide rights to make, use, lease and sell abiraterone acetate. The agreement terminates upon the date of the last to expire patent contained in the licensed technology. In consideration for the rights under the BTG license agreement, we paid BTG an initial license fee of £500,000 (currently, approximately $923,100) in 2004 and agreed to pay BTG an annual license maintenance fee of £150,000 ($288,000) until the first commercial sale of the licensed product. In addition, the license agreement requires we to make aggregate milestone payments of up to £9,000,000 ($16,614,000), payable upon the achievement of certain clinical and regulatory milestones. Should abiraterone acetate become commercialized, we will be obligated to pay to BTG an annual royalty based on net sales of the product. In the event that we sublicenses abiraterone acetate to a third party, we is obligated to pay royalties to BTG based on a fixed rate of fees or royalties received from the sublicense.

CB-1089. Effective June 27, 2005, we entered into a license agreement with LEO Pharma A/S (“LEO”) for the exclusive worldwide right to make, use, lease and sell seocalcitol. The agreement terminates upon the later of the date of the last patent contained in the licensed technology to expire or twenty years. In consideration for the rights under the LEO license agreement, we paid LEO an initial license fee of $250,000 in 2005. In addition, the license agreement requires we to make aggregate milestone payments of up to $13,000,000, payable upon the achievement of certain clinical and regulatory milestones. Should seocalcitol become commercialized, we will be obligated to pay to LEO an annual royalty based on net sales of the product. In the event that we sublicenses seocalcitol to a third party, we is obligated to pay royalties to LEO based on a fixed rate of fees or royalties received from the sublicense.

Critical Accounting Policies

In December 2001, the SEC request that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Net loss per share:

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the periods presented as required by SFAS No. 128, “Earnings Per Share”. Diluted earnings per share have not been presented because the assumed exercise of the Company’s outstanding options and warrants would have been anti-dilutive. Potentially dilutive securities excluded from the calculations amounted to 2,435,069 shares at December 31, 2005, comprised of 1,655,000 options and 780,069 of warrants, and 1,655,000 options at December 31, 2004.

Stock-based compensation:

SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), provides for the use of a fair value-based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”). The Company accounts for its employee and director stock options (except options issued to directors who are also scientific advisory board members or consultants) using the intrinsic value method in accordance with APB 25 and related interpretations. The Company measures compensation expense for employee and director stock options as the aggregate excess of the market value of its common stock over the exercise prices of the options on the date that both the number of shares the grantee is entitled to receive and the exercise prices are known. Such excess is amortized over the vesting period.

In accordance with the provisions of SFAS 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services,” all other issuances of common stock, stock options or other equity instruments to non-employees (including consultants and all members of the Scientific Advisory Board) as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Any options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity (deficiency) over the applicable service periods using variable accounting through the vesting date based on the fair value of the options at the end of each period.

Debt and note issuance costs and debt discounts:

Debt and note issuance costs related to obtaining the line of credit and the issuance of notes and debt discounts attributable to the value of warrants issued with the notes are being amortized to interest expense over the terms of the related debt instruments on a straight-line basis, which approximates the effective interest method.

Warrants issued with debt instruments:

For warrant and debt issuances in June 2005, the Company accounted for the value of warrants arising from the issuance of debt instruments pursuant to Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” by allocating the proceeds from issuance to the debt instruments and the warrants based on their relative fair values. The fair value of the warrants is allocated to additional paid-in capital and to debt or note discount, which is amortized to interest expense over the term of the instrument on a straight-line basis, which approximates the effective interest method.

In November 2005, the Company issued convertible notes payable and warrants. Since the conversion of the Company’s convertible notes payable could result in a conversion into an indeterminable number of common shares, the Company determined that under the guidance in EITF Issue No. 00-19 (“EITF 00-19”) “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”, the Company was prohibited from concluding that the Company had sufficient authorized and unissued shares to net-share settle any warrants or options granted to non-employees. Therefore, on the date convertible notes were issued, the Company reclassified the related fair value of all warrants and options issued to non-employees that were outstanding from additional paid-in capital to current liabilities. Additionally, the Company retroactively revalued warrants issued in June 2005 to fair value in accordance with EITF 00-19. The fair value of all warrants is based on the Black-Scholes option pricing model and is marked to market at the end of each reporting period in which a change in fair value occurs. Changes in the fair value of warrants are recorded as interest expense. As a result of the change in valuation methods for the warrants issued in June 2005, a $20,000 charge was recorded to interest expense during 2005.

For warrants and convertible notes payable issued in November 2005, the Company accounted for the value of the warrants arising from the issuance of debt instruments pursuant to EITF 00-19, by allocating the proceeds first to the fair value of warrants, and then any residual amounts to the debt instruments. The fair value of the warrants is allocated to liabilities and to note discount. Upon conversion of the convertible notes to stock, warrants and options classified as current liabilities may be reclassified to additional paid-capital in the balance sheet.

The Company accounts for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the money at the commitment date pursuant to the consensus of EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 (“EITF00-27”), “Application of Issue No. 98-5 to Certain Convertible Instruments.” Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants included in the exchange based on the fair values of the warrants and the debt instruments as explained above. The intrinsic value of the beneficial conversion rights at the commitment date may also be recorded as additional paid-in capital or liabilities and debt discount as of that date or, if the terms of the debt instrument are contingently adjustable, may only be recorded if a triggering event occurs and the contingency is resolved.

Security Ownership of Certain Beneficial Owners and Management

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of the Company’s outstanding Common Stock as of April 3, 2006 (after the Merger) by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock, (ii) each director of the Company, (iii) each of the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-B under the Securities Act of 1933), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares. Except as otherwise indicated, the address of the security and stockholders listed below is 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. Pursuant to the Certificate of Designations for our Preferred Stock, the number of shares of Common Stock listed below as being beneficially owned by any holder only includes that number of shares of Preferred Stock, on an as converted basis, to the extent that, and only to the extent that, as a result of such conversion, the total number of shares of Common Stock that such holder would then be deemed to beneficially own pursuant to Section 13(d) of the Exchange Act would exceed 9.99% of the total number of then issued and outstanding shares of Common Stock, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

	Shares of Common	Percentage of Common
	Stock Beneficially	Stock Beneficially
Name of Beneficial Owner	Owned (#) (1)	Owned (%) (1)

Alan H. Auerbach	684,100 (2)	13.67%
Arie Belldegrun	590,745 (3)	11.61%
Charles R. Eyler	19,206 (4)	*
Gloria T. Lee	38,411 (5)	*
Harold J. Meyers 270 S. Canyon View Drive Los Angeles, CA 90049	25,607 (6)	*
Lindsay A. Rosenwald 787 Seventh Avenue, 48th Floor New York, NY 10019	3,469,471 (7)	74.95%
David M. Tanen 689 Fifth Avenue, 12th Floor New York, NY 10022	-0-	-0-
Horizon BioMedical Ventures, LLC 787 Seventh Avenue, 48th Floor New York, NY 10019	3,184,903	69.13%
BBT Fund, L.P.	222,695 (8)	4.63%
CAP Fund, L.P.	109,460 (8)	2.33%
SRI Fund, L.P.	45,293 (8)	0.97%
Brookside Capital Partners Fund, L.P 111 Huntington Avenue Boston, MA 02199	460,250 (9)	9.99%
Adage Capital Partners, L.P. 200 Clarendon Street; 52nd Floor Boston, MA 02116	460,250 (10)	9.99%
H&Q Healthcare Investors c/o Hambrecht & Quist Capital Management LLC 30 Rowes Wharf; Suite 430 Boston, MA 02110	360,797(11)	7.32%
H&Q Life Sciences Investors c/o Hambrecht & Quist Capital Management LLC 30 Rowes Wharf; Suite 430 Boston, MA 02110	194,276 (11)	4.06%
Janus Global Life Sciences Fund 151 Detroit Street Denver, CO 90206	460,250 (12)	9.99%
Merlin Nexus II, LP 230 Park Avenue; Suite 928 New York, NY 10169	444,058 (13)	8.87%
RA Capital Biotech Fund, LP 111 Huntington Avenue; Suite 610 Boston, MA 02199	460,250 (14)	9.99%
Tavistock Life Sciences 9381 Judicial Drive: Suite 200 San Diego, CA 92121	399,652 (15)	8.05%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	460,250 (16)	9.99%
Visium Capital Management, LLC c/o Balyasny Asset Management, LP 650 Madison Avenue New York, NY 10022	460,250 (17)	9.99%
All executive officers and directors as a group (7 persons)	4,827,541	82.51%
* Less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Includes shares of Common Stock issuable upon exercise of options to purchase an aggregate of 396,017 shares of Common Stock that are currently exercisable or will become exercisable within the next 60 days.
(3)	Includes shares of Common Stock issuable upon exercise of options to purchase an aggregate of 440,031 shares of Common Stock and warrants to purchase 35,699 shares of Common Stock that are currently exercisable or will become exercisable within the next 60 days. Does not include 167,506 shares of Common Stock beneficially owned by the Belldegrun’s Children Trust, for which Dr. Belldegrun disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein.
(4)	Includes shares of Common Stock issuable upon exercise of options to purchase an aggregate of 19,206 shares of Common Stock that are currently exercisable or will become exercisable within the next 60 days.
(5)	Includes shares of Common Stock issuable upon exercise of options to purchase an aggregate of 38,411 shares of Common Stock that are currently exercisable or will become exercisable within the next 60 days.
(6)	Includes shares of Common Stock issuable upon exercise of options to purchase an aggregate of 25,607 shares of Common Stock that are currently exercisable or will become exercisable within the next 60 days.
(7)	Represents (i) 3,184,903 shares held by Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member and (ii) warrants to purchase an aggregate of 284,568 shares of Common Stock issued to Dr. Rosenwald. Does not include 133,217 shares of Common Stock beneficially owned by a trust established for the benefit of Dr. Rosenwald’s family, for which Dr. Rosenwald disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein.
(8)	Address is 201 Main Street, Suite 3200, Fort Worth, TX 76102. BBT Fund, L.P., CAP Fund, L.P. and SRI Fund, L.P. may be deemed to be a “group” for reporting purposes pursuant to Section 13(d) of the Exchange Act. Sid R. Bass, in his capacity as President and sole stockholder of the ultimate general partner of each of BBT Fund, L.P., CAP Fund, L.P. and SRI Fund, L.P., may be deemed to share voting or investment control over the securities held by these entities. Messr. Bass disclaims beneficial ownership of these securities.
(9)	Domenic Ferrante, as the sole managing member of Brookside Capital Management, LLC (“BCM”), BCM, as the sole general partner of Brookside Capital Investors, L.P. (“BCI”), and BCI, as the sole general partner of Brookside Capital Partners Fund, L.P., may each be deemed to share voting or investment control over the shares of Common Stock held by Brookside Capital Partners Fund, L.P.
(10)	Adage Capital Partners GP, LLC, a Delaware limited liability company, serves as the general partner of Adage Capital Partners, L.P. (“Fund”), and as such has discretion over the portfolio securities beneficially owned by the Fund. Adage Capital Partners GP, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.
(11)	Hambrecht & Quist Capital Management, LLC is the investment advisor to H&Q Healthcare Investors and H&Q Life Sciences Investors. Daniel R. Omstead, Ph.D., is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Healthcare Investors Fund and H&Q Life Sciences Fund. Dr. Omstead disclaims beneficial ownership of these securities.
(12)	Includes 21,203 shares of Common Stock issued to Janus Aspen Global Life Sciences Fund. Thomas Malley is the portfolio manager of Janus Global Life Sciences Fund and Janus Aspen Global Life Sciences Fund, and, as such, may be deemed to share voting or investment control over the securities held by these funds.
(13)	Dominique Semon, as the managing member of the general partner of Merlin Nexus II, L.P., may be deemed to share voting or investment control over these securities. Mr. Semon disclaims beneficial ownership of these securities.
(14)	Mr. Peter Kolchinsky, as the managing director of RA Capital Management, LLC, the general partner of RA Capital Biotech Fund, LP, has shared voting and dispositive power with respect to these securities.
(15)	Shehan Dissanayake is the Chief Executive Officer of Tavistock Life Sciences, and as such may be deemed to share voting or investment control over these securities.
(16)	T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds listed under its name in the table above, as well as shares owned by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.
(17)	Represents securities held by Visium Long Bias Offshore Fund, LTD, Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, LTD and Visium Balanced Fund, LP, for which Visium Capital Management, LLC is the investment advisor (“Visium Capital”). Messrs. Jacob Gottlieb and Dmitry Balyasny, principals of Visium Capital have shared voting and dispositive power with respect to the securities held by these entities.

Management

At the effective time of the Merger, the Company’s board of directors was reconstituted by the appointment of Arie S. Belldegrun, M.D., Alan H. Auerbach, Lindsay A. Rosenwald, M.D., David Tanen and Harold J. Meyers as directors (all of whom were directors of Cougar immediately prior to and after the Merger), and the resignations of Richard A. Rappaport and Anthony C. Pintsopoulos from their roles as directors of the Company. The Company’s executive management team was also reconstituted and Richard A. Rappaport resigned from his position as the Company’s President and Anthony C. Pintsopoulos resigned from his positions as the Chief Financial Officer and Secretary. The following table sets forth the name and position of each of the Company’s directors and executive officers after the Merger.

Name	Age	Positions
Arie S. Belldegrun, M.D, FACS	56	Director and Chairman of Scientific Advisory Board
Alan H. Auerbach	36	Director, Chief Executive Officer and President
Gloria T. Lee, M.D., Ph.D.	55	Vice President, Clinical Research and Development
Charles R. Eyler	58	Vice President, Finance, and Treasurer
Lindsay A. Rosenwald, M.D.	50	Director
David M. Tanen	34	Director
Harold J. Meyers	73	Director

Arie S. Belldegrun, M.D. Dr. Belldegrun joined Cougar in December 2003 as Vice Chairman of the Board of Directors and Chairman of the Scientific Advisory Board. Dr. Belldegrun is Chief of the Division of Urologic Oncology and holds the Roy and Carol Doumani Chair in Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles (UCLA). He is also the Founder of Agensys, Inc., a privately held biotechnology company focused on the development of fully human monoclonal antibodies to treat solid tumor cancers based on Agensys’ proprietary targets. Dr. Belldegrun served as founding Chairman of Agensys from 1997-2002 and currently serves on Agensys’ Board of Directors and as a consultant. Dr. Belldegrun completed his M.D. at the Hebrew University Hadassah Medical School in Jerusalem, his post graduate fellowship at the Weizmann Institute of Science and his residency in Urological Oncology at Harvard Medical School. Prior to UCLA, Dr. Belldegrun was at the National Cancer Institute/NIH as a research fellow in surgical oncology under Steven A. Rosenberg, M.D., Ph.D. He is certified by the American Board of Urology and is a Fellow of the American College of Surgeons.

Alan H. Auerbach. Mr. Auerbach joined Cougar in May 2003 as Chief Executive Officer, President and a director. From June 1998 to April 2003, Mr. Auerbach was Vice President, Senior Research Analyst at Wells Fargo Securities where he was responsible for research coverage of small and middle capitalization biotechnology companies, with a focus on companies in the field of oncology. He had primary responsibility for technical, scientific and clinical due diligence as well as selection of biotechnology companies followed by Wells Fargo Securities. During 2002, Mr. Auerbach ranked second in the NASDAQ/Starmine survey of analyst performance for stock picking in biotechnology. From August 1997 to May 1998, Mr. Auerbach was Vice President, Research Analyst at the Seidler Companies, Inc., where he was responsible for research coverage of small capitalization biotechnology companies. Prior to his work as a biotechnology analyst, Mr. Auerbach worked for Diagnostic Products Corporation, where he designed and implemented clinical trials in the field of oncology. Mr. Auerbach received his B.S. in biomedical engineering from Boston University and his M.S. in biomedical engineering from the University of Southern California.

Gloria Lee, M.D, Ph.D. Dr. Lee joined Cougar in November 2004 as Vice President of Clinical Research and Development. Prior to Cougar, Dr. Lee was Senior Director, Clinical Development-Oncology at Chiron Corporation since August 2003. Prior to Chiron, Dr. Lee was Senior Therapeutic Expert in Oncology at Hoffman La Roche from July 1999 to August 2003. Dr. Lee also served in a variety of clinical development positions at Rhone Poulenc Rorer (now Aventis) from 1994 through 1999, including the position of Associate Director of Medical Affairs, where Dr. Lee was responsible for the clinical development of the anticancer drug Taxotere in breast cancer. Dr. Lee is a board certified medical oncologist and holds an M.D. from The University of Miami School of Medicine and a Ph.D. in molecular biology from Columbia University.

Charles R. Eyler. Mr. Eyler joined Cougar in September 2004 as Vice President of Finance and became the Treasurer of the Company in April 2006. Prior to joining Cougar, Mr. Eyler served as Chief Financial Officer and Chief Operating Officer of Hayes Medical Inc. from March 1999 to January 2004. Prior to Hayes Medical, Mr. Eyler held several financial positions including Director of Finance and Administration at Alphatec Manufacturing, Inc., Division Controller at JBL Scientific, Inc., Division Controller at Surgitek, Inc. and Financial Systems Director at Zimmer, Inc. Mr. Eyler received his B.S. from Drexel University and his M.B.A. from Saint Francis College.

Lindsay A. Rosenwald, M.D. Dr. Rosenwald has been a director of Cougar since May 2003. Dr. Rosenwald has served as Chairman of Paramount BioCapital, Inc. since 1992, and Chairman of Paramount Capital Investments LLC, a merchant and investment bank, since 1995, and Chairman of Paramount Capital Asset Management, Inc. since 1994. Dr. Rosenwald also serves as a member of the Board of Directors of Keryx Biopharmaceuticals (NASDAQ: KERX). Dr. Rosenwald received his M.D. from Temple University School of Medicine and his B.S. in Finance from Pennsylvania State University.

David M. Tanen. Mr. Tanen has been a director of Cougar since its inception. Additionally, Mr. Tanen served as the Secretary of Cougar from its inception until April 3, 2006. Since September 2004, he has been a partner in Two River Group Holdings, LLC, a New York based venture capital group focused on creating new companies to in-license and develop novel technologies. From 1996 until September 2004, Mr. Tanen served as an associate director of Paramount Capital, Inc., where he has helped found other biotechnology companies. Mr. Tanen also serves as an officer and/or director of several other privately held development-stage biotechnology companies. Mr. Tanen received his B.A. degree from George Washington University, and his J.D. degree from Fordham University School of Law.

Harold J. Meyers. Mr. Myers has been a director of since July 2003. Mr. Meyers’ career encompasses over 45 years of professional experience in various aspects of the financial services industry, including being the founder of Los Angeles based H.J. Meyers and Company from 1982-1994, serving as Managing Director of Wells Fargo Investments (formerly Van Kasper & Company) from 1995-2003 and serving in his current position as Senior Vice President of A.G. Edwards & Sons, Inc., since July 2003. Mr. Meyers holds a B.S. from the University of Denver.

Audit Committee

The Company has not yet formed an audit committee of the board of directors.

Executive Compensation

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as chief executive officer of Cougar since its inception in May 2003; and (ii) each other individual that served as an executive officer of Cougar at the conclusion of the fiscal year ended December 31, 2005 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executives”).

Long-Term
Compensation
	Annual Compensation			Awards
				Securities	All Other
				Underlying	Compensation
Name and Principal Position	Year	Salary	Bonus ($)	Options (#)	($)
Alan H. Auerbach (1) Chief Executive Officer and President	2005 2004 2003	$200,000 $200,000 $125,000	$225,000 $300,000 -0-	-0- -0- 750,000	-0- -0- $131,625
Gloria T. Y. Lee, M.D. (2) Vice President, Clinical Research and Development	2005 2004	$310,000 $45,790	-0- $37,500	-0- 200,000	-0- $18,832
Charles R. Eyler (3) Vice President, Finance and Treasurer	2005 2004	$140,000 $50,346	-0- -0-	-0- 100,000	-0- $14,300

(1)	Mr. Auerbach became the Chief Executive Officer and President of the Company effective as of the Merger. In 2004, Mr. Auerbach was paid a bonus in the aggregate amount of $300,000, which was comprised of a discretionary bonus of $150,000 and an additional $150,000 in connection with the in-licensing of certain of Cougar’s product candidates during such year. In February 2006, the Board of Directors of Cougar declared a bonus of $225,000 payable to Mr. Auerbach in consideration of services in fiscal year 2005, but the payment of such bonus did not take place until April 2006.
(2)	Dr. Lee became the Vice President, Clinical Research and Development effective as of the Merger. Dr. Lee received a one-time bonus of $37,500 on execution of her employment agreement with Cougar in November 2004. Additionally, Dr. Lee received an advance payment of $96,000 upon execution of her employment agreement, but Dr. Lee is obligated to pay back 50% of this amount in the event her employment is terminated prior to her second anniversary with the Company. Dr. Lee received a moving reimbursement of $18,832 from Cougar upon execution of her employment agreement as reimbursement for expenses incurred in relocating to commence employment with Cougar.
(3)	Mr. Eyler became the Vice President, Finance, of the Company effective as of the Merger, and additionally was named Treasurer of the Company on such date. Mr. Eyler received a moving reimbursement of $14,300 from Cougar upon execution of his employment agreement as reimbursement for expenses incurred in relocating to commence employment with Cougar.

Executive Compensation under the 2003 Stock Option Plan

Upon the Merger, the Company assumed Cougar’s 2003 Stock Option Plan as the Company’s Stock Option Plan. Since July 2003, Cougar has issued 2,9627,000 stock options under the 2003 Stock Option Plan, of which 1,706,000 have been issued to the named executives through March 2006.

No options to purchase shares of the Company's Common Stock were granted by the Company during the fiscal year ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

No options to purchase shares of the Company's Common Stock were exercised by any of the named executive officers during the fiscal year ended December 31, 2005. As of December 31, 2005, the following options were held by Cougar named executive officers:

	Number of Unexercised		Value of Unexercised in-the-
	Securities Underlying		money Options at Fiscal Year
	Options at FY-End (#)		End
Name	Exercisable	Unexercisable	(Exercisable/Unexercisable)(1)

Alan Auerbach	375,000	375,000	$720,000 / $720,000
Dr. Gloria T. Lee	100,000	100,000	$57,000 / $57,000
Charles Eyler	50,000	50,000	$28,500 / $28,500

(1)	The value of unexercised in-the-money options on December 31, 2005 is based on a $2.07 value of Cougar Biotechnology, Inc. common stock on such date, as determined in the discretion of the Board of Directors on such date.

Compensation of Directors

Prior to the Merger, our directors received no compensation pursuant to any standard arrangement for their services as directors. Cougar has not previously had any standard arrangements pursuant to which directors have been compensated for their services.

The Company has entered into a Scientific Advisory Agreement dated January 1, 2004, as amended August 24, 2004 (the “Scientific Advisory Agreement”), with Dr. Arie Belldegrun to serve as Chairman of its Scientific Advisory Board and as a member of its Board of Directors. Pursuant to the Scientific Advisory Agreement, Dr. Belldegrun receives an annual payment of $200,000 per year. Additionally, for each new technology that the Company in-licenses or otherwise acquires that are first introduced to the Company by or through Dr. Belldegrun, or for which Dr. Belldegrun actively participates in the evaluation process (as determined by Cougar’s Chief Executive Officer), the Company is to make milestone payments to Dr. Belldegrun ranging from $50,000 to $150,000 for each such technology, depending on the clinical phase trials such technology is undergoing or completed. Furthermore, the Company is to make a payment of $100,000 to Dr. Belldegrun in the event he assists in preparation for and participation in meetings with potential investors relating to an offering of securities with minimum proceeds to the Company of at least $5,000,000, provided, that only one such payment shall be made per year. The Scientific Advisory Agreement has a term of four years, and annually renews for one year periods thereafter unless either party gives the other thirty (30) days written notice prior to the end of term, or any renewal term, that such term is not to be extended. In the event we terminate the Scientific Advisory Agreement prior to the end of the initial term for any reason other than gross negligence, willful misconduct or fraud on the part of Dr. Belldegrun, we will be obligated to pay Dr. Belldegrun all amounts owed to him for the remainder of the calendar year in which the termination occurs, and all stock options that would otherwise have vested in such calendar year shall automatically vest upon such termination. The Scientific Advisory Agreement contains other customary terms and provisions that are standard in our industry.

In conjunction with the execution of the Scientific Advisory Agreement and the amendment thereto, Cougar granted Dr. Belldegrun options to purchase an aggregate of 500,000 shares of Cougar Common Stock, at an exercise price equal to $0.15 per share. These stock options vested upon completion of the Merger.

In February 2006, Cougar’s Board of Directors approved bonuses in the aggregate of $150,000 to Dr. Belldegrun, consisting of a $50,000 bonus in connection with the in-licensing of one of Cougar’s product candidates in 2005 and a $100,000 bonus in connection with Dr. Belldegrun’s participation in certain efforts of Cougar to obtain financing that closed in 2006. These bonuses were paid by the Company in April 2006.

In February 2006, Cougar granted Dr. Belldegrun options to purchase an additional 236,000 shares of Cougar Common Stock, at an exercise price equal to $1.85 per share. Additionally, in March 2006, Cougar granted Dr. Belldegrun options to purchase an additional 420,000 shares of Cougar Common Stock at an exercise price of $1.73 per share. All of these options vested contemporaneously with completion of the Merger.

Upon his appointment as a director of Cougar in July 2003, Mr. Meyers was granted a stock option to purchase 100,000 shares of Cougar common stock at an exercise price of $.15 per share. The options vest annually in equal amounts over three years, so long as Mr. Meyers remains a director of Cougar.

Employment Agreements with Executives

President and Chief Executive Officer

On May 16, 2003, Cougar entered into an employment agreement with Alan Auerbach to act as its President and Chief Executive Officer, and to serve as a member of its Board of Directors. Mr. Auerbach receives an annual base salary of $200,000 per year. Mr. Auerbach is also eligible for a annual bonus for each year of his employment term, at the discretion of the Company’s Board of Directors, of up to 75% of his base salary. Additionally, for each new technology that the Company in-licenses or otherwise acquires that are first introduced to the Company by or through Mr. Auerbach, the Company pays a one time bonus of $75,000. In conjunction with the execution of his employment agreement, Mr. Auerbach also purchased 750,000 shares of Cougar Common Stock at a price of $0.001 per share pursuant to the terms and conditions of a stock purchase agreement. Mr. Auerbach’s employment agreement has a term of one year, and annually renews for one year periods thereafter unless either party gives the other sixty (60) days written notice prior to the end of term, or any renewal term, that such term is not to be extended. Under his employment agreement, Mr. Auerbach has also agreed to non-competition provisions. In consideration of this non-competition agreement, Cougar has agreed to make payments to Mr. Auerbach for up to 12 months following the termination of his employment under certain circumstances. Mr. Auerbach’s employment agreement contains other customary terms and provisions that are standard in Cougar’s industry.

During 2004, Cougar paid Mr. Auerbach bonuses in the aggregate amount of $300,000, of which $150,000 represented a discretionary bonus for the first year of his employment term and $150,000 represented amounts payable to him in connection with the in-licensing of certain of Cougar’s product candidates. During fiscal year 2005, Cougar’s Board of Directors approved bonuses in the aggregate amount of $225,000, of which $150,000 represents a discretionary bonus payable to Mr. Auerbach for the second year of his employment term and $75,000 represents amounts payable in connection with the in-licensing of one of Cougar’s product candidates. This bonus was paid in April 2006.

In January 2004, Cougar granted Mr. Auerbach options to purchase 750,000 shares of Cougar Common Stock, at an exercise price of $0.15 per share. These stock options vest in four equal installments on each of the first four anniversaries of the date of grant.

In February 2006, Cougar granted Mr. Auerbach options to purchase an additional 236,000 shares of Cougar Common Stock, at an exercise price equal to $1.85 per share. Additionally, in March 2006, Cougar granted Mr. Auerbach options to purchase an additional 420,000 shares of Cougar Common Stock at an exercise price of $1.73 per share. All of these options vested contemporaneously with completion of the Merger.

Vice President of Finance

On August 5, 2004, Cougar entered into an employment offer letter with Charles Eyler to act as its Vice President of Finance. Mr. Eyler receives an annual base salary of $140,000 per year. Mr. Eyler is also eligible for a bonus each year, at the discretion of the Company’s Board of Directors, of up to 50% of his base salary. In conjunction with the execution of his employment offer letter, Mr. Eyler also received options to purchase 100,000 shares of Cougar Common Stock, at an exercise price equal to $1.50. The stock options vest in two equal installments on each of the first two anniversaries of Mr. Eyler’s employment with the Company.

Vice President of Clinical Development

On October 21, 2004, Cougar entered into an employment offer letter with Gloria Tsi-Yie Lee, M.D., Ph.D. to act as its Vice President of Clinical Development. Dr. Lee receives an annual base salary of $310,000 per year. Dr. Lee is also eligible for a bonus each year, at the discretion of the Company’s Board of Directors, of up to 40% of her base salary. Dr. Lee received a one-time advance of $96,000 upon execution of her employment offer letter; provided that, if her employment with Cougar is terminated after the first anniversary but on or prior to the second anniversary thereof, Dr. Lee is obligated to repay 50% of such advance. In conjunction with the execution of her employment offer letter, Dr. Lee also received options to purchase 200,000 shares of Cougar Common Stock, at an exercise price equal to $1.50. These stock options vest annually in two equal installments on each of the first two anniversaries of Dr. Lee’s employment with the Company.

Certain Relationships & Transactions

The Company engaged Paramount BioCapital, Inc., of which Lindsay A. Rosenwald, M.D., a director of the Company, serves as Chairman and Chief Executive Officer, as one of the placement agents (together with Cowen & Co., the “Placement Agents”) in a private placement offering of 22,919,075 Units, each consisting of 0.9 shares of Cougar Preferred Stock and 0.1 shares of Cougar Common Stock (the “Offering”). Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member, and which is an affiliate of Paramount BioCapital, is a substantial stockholder of the Company. In connection with the Offering, the Company and the Placement Agents entered into an exclusive Placement Agency Agreement dated as of June 16, 2005, as amended effective on December 16, 2005 (the “Introduction Agreement”), pursuant to which the Company has agreed to pay each Placement Agent for its services compensation in the form of (a) cash commissions equal to 3.5% of the gross proceeds from the sale of the Units, and (b) warrants (the “Warrants”) to purchase that number of shares of common stock of the Company equal to 5% of the number of Units sold in the Offering. The Warrants will be exercisable for a period of five (5) years from the Closing Date. These commissions are also payable on additional sales by the Company of securities (other than in a public offering) to the investors introduced to the Company by the Placement Agents during the twelve (12) month period subsequent to the last closing of this Offering or the earlier termination of the Offering. The Company also agreed to pay to each Placement Agent an accountable expense allowance of up to $75,000 each to reimburse each Placement Agent for its out-of-pocket expenses. Cougar paid Cowen a non-refundable retainer of $50,000 upon execution of the Placement Agency Agreement, to be credited against the first placement fee to be paid to SG Cowen. In addition, the Company has granted (a) Cowen the right of first refusal to act as the Company’s financial advisor or co-lead underwriter in relation to any restructuring transaction (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise), any acquisition or disposition transaction (including, without limitation, a merger, exchange offer, sale or purchase of assets or capital stock) or any public offering, and (b) the Placement Agents the right of first refusal to act as co-placement agents, in relation to any private placement of equity or debt securities under Rule 144A or otherwise, in each case initiated by the Company during the 12-month period following the date of the final closing of the Offering. Lastly, the Company has agreed to indemnify the Placement Agents against certain liabilities, including liabilities under the Securities Act.

Cougar previously engaged Paramount BioCapital to serve as its exclusive placement agent in connection with a bridge offering of $6,145,120 in convertible promissory notes (the “Bridge Offering”) and paid a placement fee of approximately $430,000 and issued warrants to purchase an aggregate of 193,243 shares of Cougar Common Stock at an exercise price of $3.18 to the placement agent. Cougar also agreed to pay similar percentage fees and warrants upon any investments made during the 12-month period following the final closing of the Bridge Offering by investors first introduced to it by Paramount BioCapital during the Bridge Offering. In addition, we have granted to Paramount BioCapital a right of first refusal to act as exclusive finder or placement agent in relating to any securities offerings on our behalf during the 24-month period following the date of the final closing of the Bridge Offering. Paramount BioCapital’s rights to receive payment on such subsequent investments and its right of first refusal are subject to our agreement with Cowen and Paramount BioCapital, Inc., which is described above.

John Knox, who was the Treasurer of Cougar immediately prior to the Merger, is a full-time employee of Paramount BioCapital.

Lindsay A. Rosenwald, M.D., a director of the Company, personally guaranteed our obligations under a $1,000,000 credit facility provided by Bank of America in consideration of Cougar’s agreement to grant Dr. Rosenwald warrants to purchase a number of shares of Cougar Common Stock based on how much of the line of credit facility was actually untilized. Prior to terminating the line of credit in April 2006, Cougar utilized $600,000 of such facility, and thereby granted Dr. Rosenwald warrants to purchase 82,613 shares of Cougar Common Stock at an exercise price of $3.18 per share.

In June 2005, Cougar issued promissory notes to five individuals, including Arie S. Belldegrun, M.D., a director of the Company, for an aggregate of $1,000,000. In return for such loans, we granted Dr. Belldegrun and the four other individuals warrants to purchase an aggregate of 137,689 shares of Cougar Common Stock at an exercise price of $3.18 per share. $950,000 in principal balance of these notes, together with accrued and unpaid interest thereon, were converted into Cougar securities under the same terms as the Offering.

Description of Securities

We currently have authorized capital of 110,000,000 shares, of which 100,000,000 are designated as common stock, par value $.0001 per share (the “Common Stock”), and 10,000,000 shares are preferred stock, par value $.0001 per share (the “Preferred Stock”), all of which are currently designated as Series A Preferred Stock. Following completion of the Merger, the Company has outstanding 4,607,105 shares of Common Stock and 9,486,752 shares of Series A Preferred Stock. Additionally, there are securities convertible or exercisable into an aggregate of 2,327,299 shares of Common Stock (excluding the Cougar Preferred Stock).

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all of the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding share of Preferred Stock. The holders of the Common Stock have no preemptive, subscription, redemption or conversion rights.

Series A Preferred Stock

The Company filed a Certificate of Designation of the Series A Preferred Stock with the Secretary of State of Delaware on March 31, 2006. The following provides only a summary of certain of the terms of the Company’s Preferred Stock.

Voluntary Conversion. Each share of the Preferred Stock will be convertible into Common Stock at any time at the option of the holder thereof at an initial conversion price equal to the stated value (initially equal to $4.50 per share, based on the stated value of the Cougar Preferred Stock of $1.73 divided by the Exchange Ratio), subject to adjustment (the “Stated Value”).

In the event of a reclassification, capital reorganization or other similar change in the outstanding shares of Common Stock, the Preferred Stock will become convertible into the kind and number of shares of stock or other securities or property (including cash) that the holders of Preferred Stock would have received if the Preferred Stock had been converted into Common Stock immediately prior to such reclassification, capital reorganization or other change.

Mandatory Conversion. The Company may require each holder of outstanding shares of Preferred Stock to convert such Preferred Stock into shares of Common Stock at the then-effective Conversion Ratio if the price per share of Common Stock trades at or above 200% of the Conversion Price (which shall initially be equal to the Stated Value), as adjusted, for a period of twenty (20) consecutive trading days, on any securities exchange, automated quotation system (e.g., Nasdaq) or any other over-the-counter market, such as the OTCBB.

Redemption. The holders of a majority of the issued and outstanding shares of Preferred Stock may require the Company to redeem such Preferred Stock at any time after the expiration of ten (10) years following the date of the final closing of the Offering, at a redemption price equal to the Purchase Price plus any accrued but unpaid dividends, payable quarterly over a three (3) year period. The Preferred Stock is not redeemable at the option of the Company.

Voting. The holders of Preferred Stock will vote together with all other holders of the Company’s voting stock on all matters submitted to a vote of holders generally, with the holder of each share of Preferred Stock being entitled to one vote for each share of Common Stock into which such shares of Preferred Stock could then be converted (regardless of the number of shares of Common Stock then authorized to be issued). So long as 50% of the Preferred Stock remains outstanding, the Company shall not, without the approval of at least two-thirds (2/3) of the shares of Preferred Stock, voting separately as a single class:

•
authorize or issue any shares, or securities convertible into shares, having preference over or on a parity with the Preferred Stock with respect to the payment of dividends or rights upon a Liquidation Event (as defined below); or

•
(a) increase the number of shares of Preferred Stock or (b) amend, alter, or repeal any of the provisions of the Company’s certificate of incorporation in any manner which materially adversely affects the preferences, privileges, restrictions or other rights of the Preferred Stock.

Dividends. Each share of Preferred Stock shall receive cumulative dividends, payable in cash or in kind at the option of the Company, at the rate of 4% per annum (computed on the basis of a 365-day year) of the Stated Value, payable annually in arrears. The holders of Preferred Stock will also be entitled to receive dividends on an equal basis with the holders of Common Stock and any other class or series of securities of the Company ranking junior to the Preferred Stock when, as and if declared by the Board of Directors, on an as converted basis.

Liquidation. Upon any (i) liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, or (ii) voluntary or involuntary bankruptcy of the Company (either of (i) or (ii), a “Liquidation Event”), each share of Preferred Stock will be entitled to be paid, prior to any distributions to any securities ranking junior to Preferred Stock, an amount equal to the greater of (x) the Stated Value of such shares of the Preferred Stock, plus any accrued and unpaid dividends thereon and (y) the amount the holder of such share would have been entitled to receive upon such Liquidation Event had the share been converted immediately prior to such Liquidation Event. A consolidation or merger of the Company with or into another company in which the Company is not the surviving entity or the shares of the Company’s capital stock constituting in excess of 50% of the voting power of the Company are exchanged for or changed into other stock or securities, cash and/or any other property, or a sale of all or substantially all the assets of the Company, shall not be considered a Liquidation Event, although the Company will make appropriate provision to ensure that the terms of the Preferred Stock survive any such transaction.

Recent Sales of Unregistered Securities

For sales of unregistered securities made by the Company since its inception in May 2005 until the Merger, please refer to Registration Statement on Form 10-SB/A filed on August 29, 2005, our quarterly report on Form 10-QSB for the quarter ended September 30, 2005 filed on November 9, 2005, and our annual report on Form 10-KSB for the year ended December 31, 2005, filed on March 6, 2006.

The following summarizes all sales of unregistered securities by Cougar since inception in May 2003.

In May 2003, in connection with Cougar’s incorporation, Cougar issued an aggregate of 5,000,002 shares of its Common Stock for aggregate consideration of $750,750.

In July 2003, Cougar issued a director options to purchase 100,000 shares of Cougar Common Stock at an exercise price of $0.15 per share, such options vesting in equal amounts annually over three years.

In January 2004, Cougar issued options to purchase an aggregate of 1,150,000 shares of Cougar Common Stock, at an exercise price of $0.15 per share, to two directors, one of which is also an officer of the Company. These options vest in equal amounts annually over four years, subject to acceleration upon certain change in control events.

In March 2004, Cougar issued an aggregate of 4,250,003 shares of Cougar Common Stock to certain accredited investors for aggregate consideration of $4,250,000.

In June 2004, Cougar issued a consultant an option to purchase 5,000 shares of Cougar Common Stock at an exercise price of $5.00 per share, such options vesting in equal amounts annually over three years.

In August 2004, Cougar issued a director an option to purchase 100,000 shares of Cougar Common Stock at an exercise price of $0.15 per share, such options vesting in equal amounts annually over four years, subject to acceleration upon certain change in control events.

In August 2004, Cougar issued an officer an option to purchase 100,000 shares of Cougar Common Stock at an exercise price of $1.50 per share, such options vesting in equal amounts annually over two years.

In November 2004, Cougar issued an officer an option to purchase 200,000 shares of Cougar Common Stock at an exercise price of $1.50 per share, such options vesting in equal amounts annually over two years.

On October 31, 2005, Cougar issued to a director a warrant to purchase an aggregate of 82,613 shares of Cougar Common Stock at an exercise price of $3.18 per share in consideration of such director providing a guaranty of Cougar’s obligations under a $1,000,000 line of credit facility with Bank of America.

In June 2005, Cougar issued warrants to purchase an aggregate of 137,689 shares of Cougar Common Stock at an exercise price of $3.18 per share to five individuals in consideration of loans from such individuals to Cougar in the aggregate amount of $1,000,000.

In two closings on November 23, 2005 and January 24, 2006, Cougar sold an aggregate of $6,145,120 in aggregate principal amount of senior convertible notes (the “Bridge Notes”) to certain institutional and individual accredited investors in a private placement transaction (the “Bridge Offering”). Additionally, Cougar issued warrants to purchase an aggregate of 193,243 shares of Cougar Common Stock at an exercise price per share of $3.18 to our placement agents.

In February 2006, Cougar issued options to purchase an aggregate of 472,000 shares of Cougar Common Stock, at an exercise price of $1.85 per share, to two directors, one of which is also an officer of the Company. These options vested contemporaneously with the Merger.

In March 2006, Cougar issued options to purchase an aggregate of 840,000 shares of Cougar Common Stock, at an exercise price of $1.73 per share, to two directors, one of which is also an officer of the Company. These options vested contemporaneously with the Merger.

On April 3, 2006, Cougar completed a private placement offering to accredited investors (as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) of 22,919,075 Units, each Unit consisting of 0.9 shares of Preferred Stock and 0.1 shares of Common Stock, at a price per Unit of $1.73.

Additionally, Cougar converted the aggregate principal balance of $6,145,120, together with accrued and unpaid interest of $89,053 thereon, of the Bridge Notes into 3,603,568 Units under the same terms as provided in the Offering. Accordingly, we issued an additional 360,357 shares of Cougar Common Stock and 3,243,211 shares of Cougar Preferred Stock pursuant to the conversion of the Bridge Notes. The conversion of the Bridge Notes into Units was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof, as the securities were exchanged for other securities of the issuer and no commission or other remuneration was paid in relation to such exchange.

Cougar also issued Units, under the same terms as provided in the Offering, to a trust established for the benefit of the family of one of the directors of the Company for approximately $600,000 (the amount such director provided as a guaranty of a Cougar credit facility referenced above) and converted an aggregate of $950,000 of notes, together with interest thereon, issued to five individuals, one of which was a director. Pursuant to the approximately $600,000 and the conversion of notes, Cougar issued an additional 919,898 Units, consisting of 91,989 shares of Cougar Common Stock and 827,909 shares of Cougar Preferred Stock.

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, Cougar believes that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors in Cougar’s stock represented to Cougar in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Indemnification of Directors and Officers

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 3.02. Unregistered Sales of Equity Securities.

As disclosed under Item 2.01 above, in connection with the Merger, the Company issued an aggregate of 4,607,105 shares of its Common Stock and 9,486,752 shares of its newly-designated Series A Preferred Stock to the former holders of Cougar capital stock, and other securities having the right to purchase approximately an additional 2,327,288 shares of our Common Stock, all of which were unregistered. For these issuances, the Company relied on the exemptions from the registration requirements of the Securities Act provided by Section 4(2) and Rule 506, as the securities were sold to 28 individuals, each of which the Company reasonably believes is either an “accredited investor,” as defined under Rule 502 of the Securities Act of 1933, as amended (the “Securities Act”), or such investor, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and had access to information regarding Cougar, the Company and the Merger transaction.

Item 5.01. Changes in Control of Registrant.

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the effective time of the Merger, the Company’s board of directors was reconstituted by the appointment of Arie S. Belldegrun, M.D., Alan H. Auerbach, Lindsay A. Rosenwald, M.D., David M. Tanen and Harold J. Meyers as directors (all of whom were directors of Cougar immediately prior to and after the Merger), and the resignations of Richard A. Rappaport and Anthony C. Pintsopoulos from their roles as directors of the Company. Additionally, pursuant to an agreement with a certain investor in Cougar’s private placement offering of 22,919,075 Units of its securities as referenced in Item 2.01 above, the Company will increase the number of directors to serve on the Company’s Board by two members, and to elect to such Board two additional directors selected by the Company from candidates named by such investors.

At the effective time of the Merger, the Company’s executive management team was also reconstituted and Richard A. Rappaport resigned from his position as the Company’s President and Anthony C. Pintsopoulos resigned from his positions as the Chief Financial Officer and Secretary. Upon the effective time of the Merger, the following individuals (all of whom were officers of Cougar prior to the Merger) took the positions set after their names: Alan H. Auerbach (President and Chief Executive Officer); Dr. Gloria T. Y. Lee (Vice President, Clinical Research and Development); and Charles R. Eyler (Treasurer and Vice President, Finance). Biographical and other information regarding these individuals is provided under the caption “Management” in Item 2.01 above, which is incorporated by reference into this Item 5.02.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 6, 2006, the Company filed a Certificate of Ownership with the Secretary of State of the State of Delaware pursuant to which Cougar Biotechnology, Inc., the Company’s wholly-owned subsidiary pursuant to the Merger, merged with and into the Company with the Company remaining as the surviving corporation to the merger (the “Short-Form Merger”). In connection with the Short-Form Merger, and as set forth in the Certificate of Ownership, the Company changed its corporate name to “Cougar Biotechnology, Inc.” The Certificate of Ownership is filed as Exhibit 3.2 to this current report.

Item 5.06. Change in Shell Company Status.

As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, the Company ceased being a shell company (as defined in Rule 12b-2 under the Exchange Act of 1934, as amended) upon completion of the Merger.

Item 9.01. Financial Statements and Exhibits.

(a) As a result of its acquisition of Cougar as described in Item 2.01, the registrant is filing Cougar’s audited financial information as Exhibit 99.1 to this current report.

(b) Pro forma financial information has not been included, as it would not be materially different from the financial information of Cougar as referenced in Item 9.01(a) above.

(c) Exhibits.

Exhibit	Description
2.1
Agreement and Plan of Merger dated February 27, 2006, by and among the Company, SRKP Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, and Cougar Biotechnology, Inc., a Delaware corporation (incorporated by reference to exhibit 10.1 to the Company’s current report on Form 8-K filed on March 2, 2006).

3.1	Certificate of Merger relating to the merger of SRKP Acquisition Corp. with and into Cougar Biotechnology, Inc.
3.2	Certificate of Ownership relating to the merger of Cougar Biotechnology, Inc. with and into SRKP 4, Inc.
10.1	Redemption Agreement (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on March 2, 2006).
10.2	Indemnity Agreement dated as of April 3, 2006, between SRKP 4, Inc., Cougar Biotechnology, Inc., Anthony C. Pintsopoulos and Richard Rappaport.
99.1	Audited financial statements of Cougar Biotechnology, Inc. (pro forma financials are not included, as pro-forma would not be materially different from Cougar’s audited financial statements).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUGAR BIOTECHNOLOGY, INC.

Date: April 7, 2006	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President

EXHIBIT INDEX

3.1	Certificate of Merger relating to the merger of SRKP Acquisition Corp. with and into Cougar Biotechnology, Inc.

3.2	Certificate of Ownership relating to the merger of Cougar Biotechnology, Inc. with and into SRKP 4, Inc.

10.2	Indemnity Agreement dated as of April 3, 2006, between SRKP 4, Inc., Cougar Biotechnology, Inc., Anthony C. Pintsopoulos and Richard Rappaport.

99.1	Audited financial statements of Cougar Biotechnology, Inc. (pro forma financials are not included, as pro-forma would not be materially different from Cougar’s audited financial statements).